Exhibit 5.1





                            August 19, 1999


Socket Communications, Inc.
37400 Central Court
Newark, CA  94560


Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 20, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,200,000 shares of your Common Stock (the "Shares"), 1,200,000 of which are reserved for issuance under the 1995 Stock Plan and 1,000,000 of which are reserved for issuance under the 1999 Nonstatuatory Stock Option Plan (the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in either of the Plans and pursuant to the respective agreements which accompany any grant under either of the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.


                                 Very truly yours,

                                 WILSON SONSINI GOODRICH & ROSATI
                                 Professional Corporation


                                 /s/ Wilson Sonsini Goodrich & Rosati